Exhibit 99.1

RYERSON TULL, INC. COMPLETES ACQUISITION OF J&F STEEL

Chicago, Illinois – August 2, 2004 – Ryerson Tull, Inc. (NYSE: RT) today announced the completion on July 30, 2004 of the acquisition of J&F Steel from Arbed Americas, LLC, a subsidiary of Arcelor. Ryerson Tull acquired J&F Steel for $55.3 million in cash, subject to a post-closing adjustment. The payment includes funds deposited in escrow and reserved for the redemption of $13.5 million of existing J&F Industrial Development Revenue Bonds, which is expected to be completed in approximately 60 days. J&F Steel, a four-location carbon flat rolled processor, will operate as part of Ryerson Tull’s RTCP (Ryerson Tull Coil Processing) business unit.

“J&F is an excellent strategic fit with RTCP,” stated Jay Gratz, executive vice president and CFO of Ryerson Tull and president of RTCP. “The combination expands our customer base and enhances our presence in targeted geographic markets. It also strengthens our customer service, while reducing our overall cost structure. Financially, we expect the acquisition to be additive to earnings, following any integration costs.”

In conjunction with the closing of the J&F acquisition, Ryerson Tull amended its bank line of credit agreement, increasing the facility to $525 million from $450 million. Additionally, its maturity was extended from December 2006 to July 2008. “The increased availability more than covers the cash requirements necessary to complete the acquisition,” said Gratz.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the acquisition transactions, the business and profitability of the acquired company, the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; costs associated with the acquisition or relocations; ability to maintain or increase market share and gross profits; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; and labor relations.